EXHIBIT 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in thousands, except per share amounts)

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements about our business as of March 10, 2004. These statements are based on then-current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Forward Looking Statements” and “Risk Factors” contained in our 2003 Annual Report on Form 10-K.

In June of 2004, we completed the disposal of BridgeStreet Canada, Inc., the owner of our corporate housing operation in Toronto (“Toronto operation”). In accordance with U.S. generally accepted accounting principles, the results of the Toronto operation were presented in our continuing operations for all applicable fiscal years included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on March 10, 2004. We filed an amendment to our Form 10-K on Form 10-K/A on March 31, 2004, solely for the purpose of filing the financial statements of our significant unconsolidated joint ventures. In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we reported the results of the Toronto operation as discontinued operations in our Form 10-Q for the quarter ended June 30, 2004. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has been revised solely to reflect the Toronto operation as discontinued operations.

The MD&A presented herein makes no other changes to the MD&A previously presented in our 2003 Annual Report on Form 10-K, Therefore it does not purport to update the MD&A included in our Annual Report on Form 10-K, for any information, uncertainties, transactions, events, risks, or trends occurring, or known to management, other than the disposition of the Toronto operation. The information contained in this current report should only be used together with the other information contained in our 2003 Annual Report on Form 10-K filed on March 10, 2004, our 10-Qs for the quarters ended March 31, 2004 and June 30, 2004, filed with the SEC on May 10, 2004 and August 9, 2004, respectively, and other information filed with, or furnished to, the SEC after March 10, 2004.

Background

On July 31, 2002, MeriStar Hotels & Resorts, or MeriStar, and Interstate Hotels Corporation, or Interstate, merged, and MeriStar changed its name to “Interstate Hotels & Resorts, Inc.” The transaction was a stock-for-stock merger of Interstate into MeriStar in which Interstate stockholders received 4.6 shares of MeriStar common stock for each share of Interstate stock outstanding. Holders of MeriStar common stock and partnership units in its operating partnership continued to hold their stock and units following the merger. In connection with the merger, the holders of Interstate’s convertible debt and preferred stock converted those instruments into shares of MeriStar common stock. Immediately following the merger, we effected a one-for-five reverse stock split.

In accordance with accounting principles generally accepted in the United States of America, we treated the merger as a purchase for financial reporting purposes. In accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” Interstate was considered the acquiring enterprise for financial reporting purposes. Interstate established a new accounting basis for MeriStar’s assets and liabilities based upon their fair values as of July 31, 2002, the effective date of the merger. We accounted for the merger as a reverse acquisition, with Interstate as the accounting acquiror and MeriStar as the surviving company for legal purposes.

The consolidated financial statements for the period January 1, 2002 through July 31, 2002, and for the year ended December 31, 2001 include the historical results of operations of Interstate, the accounting acquiror. After our merger on July 31, 2002, the financial statements include the operating results of the combined entity, Interstate Hotels & Resorts, Inc.

Business Overview

General — We are the largest independent U.S. hotel management company not affiliated with a hotel brand, measured by number of rooms under management. We manage a portfolio of hospitality properties and provide related services in the hotel, corporate housing, resort, conference center and golf markets. We also own one hotel property and hold non-controlling joint venture equity interests in 29 of our managed properties. Our portfolio is diversified by franchise and brand affiliations. The related services we provide include insurance and risk management services, purchasing and project management services, information technology and telecommunications services and centralized accounting services.

We have two operating divisions, hotel management and corporate housing, both of which are reportable operating segments. Each division is managed separately because of its distinct products and services.

Our subsidiary operating partnership indirectly holds substantially all of our assets. We are the sole general partner of that operating partnership. We and certain independent third parties are limited partners of the partnerships. The interests of those third parties are reflected in minority interests on our balance sheet. The partnership agreements give the general partners full control over the business and affairs of the partnerships.

Relationship with MeriStar Hospitality — We manage all of the properties owned by MeriStar Hospitality, a real estate investment trust, or REIT. As of December 31, 2003, MeriStar Hospitality owned 93 properties. Our relationship with MeriStar Hospitality is governed in part by an intercompany agreement. That agreement provides each of us the right to participate in certain transactions entered into by the other company. The intercompany agreement provides MeriStar Hospitality with the right of first refusal with respect to some of our hotel real estate opportunities and it also provides us with a right of first refusal with respect to some of MeriStar Hospitality’s hotel management opportunities, excluding hotels that MeriStar Hospitality elects to have managed by a hotel brand. Historically, we have had close operating, management and governance relationships with MeriStar Hospitality. We manage all of MeriStar Hospitality’s hotel properties under long-term management contracts and have, in the past, shared several key management personnel and board members with MeriStar Hospitality. Due to the merger between MeriStar and Interstate and our resulting increased scale, we and MeriStar Hospitality have split the management teams of the two companies although Paul W. Whetsell continues as the Chairman of both companies and is the Chief Executive Officer of MeriStar Hospitality. In addition, our board and MeriStar Hospitality’s board have each formed special committees to explore further changes to the relationship between our two companies, including possible changes to the intercompany agreement.

Revenue — Our revenue consists of:

•	management fee revenue, which consists of fees received under our management agreements and includes termination fees as they are earned;

•	corporate housing revenue, which consists of revenues from our BridgeStreet corporate housing division;

•	lodging revenue, which consists of rooms, food and beverage and other department revenues from our owned hotel and from hotels that were subject to operating leases; and

•	other revenue, which consists of insurance revenue from Northridge Insurance Company, purchasing revenue, accounting fees, technical services revenues, information technology support fees, renovation fees, and other fees.

•	We employ the staff at our managed properties. Under our management agreements, the hotel owners reimburse us for payroll, benefits, and certain other costs related to the operations of the managed properties. Emerging Issues Task Force, (“EITF”) No. 01-14, “Income Statement Characteristics of Reimbursements for Out-of-pocket Expenses,” establishes standards for accounting for reimbursable expenses in our income statement. Under this pronouncement, the reimbursement of payroll, benefits and costs is recorded as revenue, with a corresponding expense recorded as “other expenses from managed properties” in our statement of operations.

Operating Expenses — Our operating expenses consist of operating expenses by department and undistributed operating expenses. Operating expenses by department include expenses associated with our corporate housing revenue and lodging expenses, which consist of rooms, food and beverage, other department expenses and property operating costs from our owned hotel.

Undistributed operating expenses include the following items:

•	administrative and general expenses, which are associated with the management of hotels and corporate housing facilities and consist primarily of expenses such as corporate payroll and related benefits, operations management, sales and marketing, finance, legal, information technology support, human resources and other support services, as well as general corporate expenses;

•	depreciation and amortization; and

•	other costs, such as merger and integration costs and tender offer costs that cannot be allocated to corporate housing or lodging.

Insurance and Risk Management — Through our subsidiary, Northridge Insurance Company, we offer some of our managed hotels reinsurance and risk management services. We provide insurance coverage through Northridge Insurance to our managed hotels under the terms of each individual management agreement. For more information about Northridge Insurance, please see “Business — Insurance and Risk Management.”

We include Northridge Insurance in our hotel management segment. All accounts of Northridge Insurance are classified with assets and liabilities of a similar nature in our consolidated balance sheets. Amounts restricted due to statutory requirements consist of cash and cash equivalents of $1,421 at December 31, 2003 and $1,134 at December 31, 2002. These amounts are reflected as restricted cash in our consolidated balance sheets. Our consolidated statements of operations include the insurance revenue earned and related insurance expenses incurred by Northridge Insurance. The insurance revenue earned by Northridge Insurance is included in other revenues in our consolidated statements of operations, and amounted to $6,009 for the year ended December 31, 2003, and $6,926 for the year ended December 31, 2002, after intercompany eliminations.

Insurance revenues are earned through reinsurance premiums, direct premiums written and reinsurance premiums ceded. Reinsurance premiums are recognized when individual policies are written and any unearned portions of the premium are recognized to account for the unexpired term of the policy, on an as-reported basis. Direct premiums written are recognized in accordance with the underlying policy, and reinsurance premiums ceded are recognized on a pro-rata basis over the life of the related policies. Unearned premiums represent the portion of premiums applicable to the unexpired term of policies in force.

We make a provision for reported claims and claims settlement expense at each balance sheet date. Those losses are based on management’s estimate of the ultimate cost of settlement of claims and historical loss rates. Accrued claims liabilities are carried at present value without discounting since the contracts are of a short duration and discounting would not be significant. Actual liabilities may differ from estimated amounts. Any changes in estimated losses and settlements are reflected in current earnings.

Recent Events

Public equity offering — On November 26, 2003, in a public equity offering, we offered 8,500,000 shares of our common stock, par value $0.01 per share, at a price of $5.25 per share. An additional 500,000 shares of common stock were offered by our principal investor group. On December 16, 2003, the underwriters exercised their over-allotment option for an additional 601,900 shares.

Our total proceeds from this equity offering, prior to deducting expenses, amounted to approximately $45,276, after the underwriting discount. We did not receive any proceeds from the sale of shares by the principal investor group. The total proceeds were used to repay indebtedness under our senior credit facility.

In connection with the repayment of $45,276 of our senior credit facility, we wrote off approximately $750 of unamortized deferred financing costs associated with the senior credit facility. This write-off is included in interest expense on our statement of operations.

Terminations of Management Agreements — In conjunction with the merger of MeriStar and Interstate in 2002, we assigned estimated fair values to each of the management agreements considered purchased by Interstate, the accounting acquiror in the merger. These assigned fair values are included as intangible assets on our balance sheet. We are amortizing these intangible assets over the terms of the management agreements. If one of these management agreements is terminated prior to its full term, for example, due to the sale of a hotel or an owner choosing to exercise a termination clause, we will record a loss on the write-off of the related unamortized intangible asset value.

The weaker hotel operating environment has caused some owners of our managed hotels to sell hotels to provide the owners with additional liquidity. When a hotel is sold, we are usually replaced as the hotel’s manager. Since January 1, 2003, MeriStar Hospitality has sold 15 hotels which were managed by us, 13 of which we no longer manage for the subsequent owner. MeriStar Hospitality has announced plans to sell an additional 19 of its 93 properties, all of which we currently manage. Those 19 hotels, together with the 13 sold hotels we no longer manage, accounted for $3,821, or 5.9%, of our total management fees for the year ended December 31, 2003, and $1,619, or 4.1%, of our total management fees for the year ended December 31, 2002. Other owners may also dispose of assets.

Except with respect to three hotels currently owned by MeriStar Hospitality, if we are terminated as manager upon the sale of one of MeriStar Hospitality’s hotels, we will generally receive a termination fee equal to the present value of remaining payments as defined in the management agreement. Any termination fee will be paid in thirty equal monthly installments, without interest, commencing the month following the termination. MeriStar Hospitality will be able to credit against any termination payments the present value of projected fees, as defined in the management agreements, including, without limitation, the present value of any projected fees of any management agreements executed during the thirty-month period over which payments are made. Net of such offsets, as of December 31, 2003, we would be entitled to receive approximately $17,348 of total termination fees with respect to the termination of management agreements for the 13 hotels sold by MeriStar Hospitality that we no longer manage and the 19 remaining hotels MeriStar Hospitality intends to sell. Our management agreements with other owners generally have limited or no termination fees due to us if our management agreement is terminated upon the sale of the hotel. We record termination fees as management fee revenue as they are earned.

In June of 2004 we and Meristar Hospitality terminated our intercompany agreement. See Footnote 22 - Subsequent Events for more information.

During 2003, MeriStar Hospitality disposed of 15 hotels, and we wrote-off $3,266 of intangible assets associated with the management agreements for those properties. Assuming that all 19 remaining hotels are sold during 2004, we would expect to write-off an additional approximate $6,026 in intangible assets during 2004.

On July 10, 2003, CNL Hospitality acquired RFS Hotel Investors, Inc. We managed 50 of the 57 former RFS hotel properties. In October 2003, we entered into an agreement with CNL to manage 22 of those hotels. CNL has terminated our management agreements for the remaining 28 former RFS properties. The majority of these 28 agreements were terminated in the fourth quarter of 2003, and the remainder were terminated by January 16, 2004. Total management fees from the 28 properties totaled approximately $3,660 or 5.6% of our total management fees for the year ended December 31, 2003, and $972 or 2.4% of total management fees, for the year ended December 31, 2002, representing management fees starting from July 31, 2002, the date of the merger between MeriStar and Interstate. We did not receive any termination fees with respect to the management agreements being terminated by CNL

Also, our management agreements with MeriStar Hospitality and many other owners contain performance standards. Those standards generally require the hotel to meet certain relative or absolute financial performance levels, often in comparison to budgeted amounts. We generally have a period to cure any performance standards we do not meet. In the event the hotel does not meet those performance standards and we do not cure within the period specified in the management contract, the hotel’s owner may have a right to terminate our management contract. The termination of management contracts as a result of hotel dispositions or our failure to meet performance standards would have an adverse effect on our revenues. MeriStar Hospitality may also terminate a management agreement if certain performance standards at the hotel are not met in consecutive calendar years

On July 1, 2002, MeriStar assigned the leases of 47 hotels to a subsidiary of Winston Hotels, Inc. under a provision of the REIT Modernization Act that allows REITs to recognize the revenues and expenses of their hotels through taxable subsidiaries or lease them to taxable subsidiaries. As part of this agreement, we had continued to operate 33 of Winston’s properties. After one year, Winston had the option to terminate the management contracts and during April 2003 notified us of its intention to do so and as of June 30, 2003 we ceased management. These contracts accounted for approximately $969 of revenue, or 1.5% of our total management fees, for the year ended December 31, 2003, and $855, or 2.1% of our total management fees, for the year ended December 31, 2002. In connection with the termination of the Winston contracts, we wrote off $587 of unamortized management contract costs during the second quarter of 2003. This amount is included in asset impairments and write-offs in our statement of operations.

Insurance Matters — As part of our management agreement services to a hotel owner, we generally obtain casualty (workers compensation and liability) insurance coverages for the hotel. In December 2002, one of the carriers we used to obtain casualty insurance coverages was downgraded significantly by rating agencies. In January 2003, we negotiated a transfer of that carrier’s current policies to a new carrier. We are working with the prior carrier to facilitate a timely and efficient close-out of the claims outstanding under the prior carrier’s casualty policies. The prior carrier has primary responsibility for settling those claims from its assets. If the prior carrier’s assets are not sufficient to settle these outstanding claims, and the claims exceed amounts available under state guaranty funds, we may be required to settle those claims. Although we are indemnified under our management agreements for such amounts, we would be responsible contractually for claims in historical periods when we leased (in addition to managed) certain hotels. Based on the information currently available, we believe the ultimate resolution of this situation will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Critical Accounting Policies and Estimates

Accounting estimates are an integral part of the preparation of our consolidated financial statements and our financial reporting process and are based on our current judgments. Certain accounting estimates are particularly sensitive because of their significance to our consolidated financial statements and because of the possibility that future events affecting them may differ markedly from our current judgments.

The most significant accounting policies affecting our consolidated financial statements relate to:

•	the evaluation of impairment of certain long-lived assets and intangible assets with determinable lives;

•	the evaluation of impairment of goodwill;

•	estimation of valuation allowances, specifically those related to income taxes and allowance for doubtful accounts; and

•	revenue recognition.

Impairment of long-lived assets — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”, whenever events or changes in circumstances indicate that the carrying values of long-lived assets (which include our intangible assets with determinable useful lives) may be impaired, we perform an analysis to determine the recoverability of the asset’s carrying value. We make estimates of the undiscounted cash flows from the expected future operations of the asset. If the analysis indicates that the carrying value is not recoverable from future cash flows, the asset is written down to estimated fair value and an impairment loss is recognized. Any impairment losses are recorded as operating expenses.

We review long-lived assets for impairment when one or more of the following events have occurred:

•	current or immediate short-term (future twelve months) projected cash flows are significantly less than the most recent historical cash flows;

•	a significant loss of management contracts without the realistic expectation of a replacement;

•	the unplanned departure of an executive officer or other key personnel, which could adversely affect our ability to maintain our competitive position and manage future growth;

•	a significant adverse change in legal factors or an adverse action or assessment by a regulator, which could affect the value of the goodwill or other long-lived assets; or

•	events that could cause significant adverse changes and uncertainty in business and leisure travel patterns.

During 2003, we wrote off $4,072 of unamortized management contract costs relating to terminated contracts. Of this, $587 related to the termination of contracts with respect to the Winston hotels, $3,266 related to the properties sold by MeriStar Hospitality, and $219 related to other terminated contracts during the year.

Impairment of Goodwill — In accordance with SFAS No. 142, annually, or as circumstances warrant, we perform an analysis to determine whether the goodwill carrying value has been impaired. To test goodwill for impairment, we perform an analysis to compare the fair value of the reporting unit to which the goodwill is assigned to the carrying value of the reporting unit. We make estimates of the discounted cash flows from the expected future operations of the reporting unit. If the analysis indicates that the fair value of the reporting unit is less than its carrying value, we do an analysis to compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of the goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying value, an impairment loss is recognized in an amount equal to that excess. Any impairment losses are recorded as operating expenses. We did not recognize any impairment losses for goodwill in 2003 or 2002.

Valuation Allowances — We use our judgment in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. At December 31, 2003, we have recorded a $13.0 million valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. This is an allowance against some, but not all, of our recorded deferred tax assets. We have considered estimated future taxable income and prudent and feasible ongoing tax planning strategies in assessing the need for a valuation allowance. Our estimates of taxable income require us to make assumptions about various factors that affect our operating results, such as economic conditions, consumer demand, competition and other factors. Our actual results may differ from these estimates. Based on actual results or a revision in future estimates, we might determine that we would not be able to realize additional portions of our net deferred tax assets in the future; if that occurred, we would record a charge to the income tax provision in that period.

The utilization of our net operating loss carryforwards will be limited by the tax provisions of the Internal Revenue Code. The valuation allowance we recorded included the effect of the limitations on our deferred tax assets arising from net operating loss carryforwards.

We record an allowance for doubtful accounts receivable based on our judgment in determining the ability and willingness of hotel owners to make required payments. Our judgments in determining customer ability and willingness to pay are based on past experience with hotel owners and our assessment of the current and future operating environments for hotel owners. If a customer’s financial condition deteriorates or a management contract is terminated in the future, this could decrease a hotel owner’s ability or obligation to make payments. If that occurred, we might have to make additional allowances, which could reduce our earnings.

Revenue Recognition — We earn revenue from hotel management contracts and related services, corporate housing operations and operations from our wholly owned hotel. Our management and other fees consist of base and incentive management fees received from third-party owners of hotel properties and fees for other related services we provide.

Through the second quarter of 2002, we had recorded incentive management fees in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, and Method No. 2 of EITF Topic No. D-96, “Accounting for Management Fees Based on a Formula” in which incentive management fees are accrued as earned based on the profitability of the hotel, subject to the specific terms of each individual management agreement. The application of Method No. 2 resulted in the accrual of incentive management fees during interim reporting periods throughout the annual measurement period. The accrual would be reduced or eliminated in subsequent interim reporting periods if the profitability of the hotel missed performance thresholds later in the annual measurement period.

In the third quarter of 2002, with an effective date of January 1, 2002, we began recording the incentive management fees in the period that it is certain the incentive management fees are earned, which for annual incentive fee measurements is typically in the last month of the annual contract period. This newly adopted accounting principle is preferable because the new method eliminates the potential that incentive management fee revenue will be recognized in one interim reporting period and reduced or eliminated in a future interim reporting period. This methodology is designated as Method No. 1 in EITF Topic No. D-96. Method No. 1 is the Securities and Exchange Commission Staff’s preferred method of accounting for incentive management fees.

Non-GAAP Financial Measures

Adjusted EBITDA represents earnings (losses) before interest, income tax expense (benefit), depreciation and amortization, equity in earnings (losses) of affiliates, discontinued operations, and a gain on refinancing and conversion incentive payments in 2003 and 2002, respectively.

We use Adjusted EBITDA as a measure of operating performance. Adjusted EBITDA should not be considered as an alternative to net income under accounting principles generally accepted in the United States of America for purposes of evaluating our results of operations, and does not represent cash flow from operations as defined by generally accepted accounting principles and is not necessarily indicative of cash available to fund all cash flow needs.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•	A significant portion of our assets consists of intangible assets. Of those intangible assets, our management contracts are amortized over their remaining terms, and, in accordance with generally accepted accounting principles, those assets are subject to straight-line amortization. Because depreciation and amortization are non-cash items, we believe that presentation of Adjusted EBITDA is a useful supplemental measure of our operating performance;

•	Adjusted EBITDA is widely used in the hotel management industry to measure operating performance without regard to items such as depreciation and amortization; and

•	We believe Adjusted EBITDA helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results.

Our management uses Adjusted EBITDA:

•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our asset base (primarily depreciation and amortization) from our operating results;

•	in presentations to our Board of Directors to enable it to have the same measurement of operating performance used by management;

•	for planning purposes, including the preparation of our annual operating budget;

•	for compensation purposes, including the basis for bonuses and other incentives for certain employees;

•	as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and

•	as one measure in determining the value of other acquisitions and dispositions.

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income or loss. Management compensates for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income.

We are organized into two operating divisions, hotel management and corporate housing. Both of these divisions are reportable operating segments. Each division is managed separately because of its distinctive products and services. We evaluate the performance of each division based on Adjusted EBITDA.

Prior to the merger between MeriStar and Interstate on July 31, 2002, we operated in two reportable segments: (1) operations of luxury and upscale hotels and (2) operations of mid-scale, upper economy and budget hotels. Following the merger, we operate in the segments discussed above. The other items in the tables below represent operating segment activity and assets for the non-reportable segments. Adjusted EBITDA from other activities includes merger costs, restructuring expenses, tender offer costs, asset impairments and write-offs, conversion incentive payments for convertible notes, and gain on refinancing. Other assets include deferred tax assets and net deferred financing costs. For periods prior to the merger, we have combined our two previously reportable segments into the hotel management operating segment for presentation in the table shown below. The table shown below reconciles Adjusted EBITDA to Net income (loss) for the periods presented.

Adjusted EBITDA should be considered in addition to, not as a substitute for or as being superior to, operating losses, cash flows, or other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America.

	Hotel	Corporate		Financial
	Management	Housing	Other	Statements
Year ended December 31, 2003
Net Income (loss)	$4,471	$(7,289)	$(1,633)	$(4,451)
Adjustments:
Depreciation and amortization	11,798	1,465	—	13,263
Interest expense, net	9,109	991	—	10,100
Equity in losses of affiliates	1,618	—	—	1,618
Gain on refinancing term loan from related party	—	—	(13,629)	(13,629)
Discontinued operations	—	2,416	—	2,416
Minority interest expense	75	102	20	197
Income tax expense (benefit)	1,647	(1,208)	3,239	3,678

Adjusted EBITDA	$28,718	$(3,523)	$(12,003)	$13,192

Year ended December 31, 2002
Net loss	$(2,700)	$(1,653)	$(31,818)	$(36,171)
Adjustments:
Depreciation and amortization	13,382	610	—	13,992
Interest expense, net	5,082	511	—	5,593
Equity in losses of affiliates	2,409	—	—	2,409
Conversion incentive payment — convertible notes	—	—	7,307	7,307
Discontinued operations	—	(145)	—	(145)
Minority interest benefit	(15)	(9)	(173)	(197)
Income tax benefit	(84)	(52)	(997)	(1,133)

Adjusted EBITDA	$18,074	$(738)	$(25,681)	$(8,345)

Year ended December 31, 2001
Net loss	$(5,222)	$—	$(2,128)	$(7,350)
Adjustments:
Depreciation and amortization	10,394	—	—	10,394
Interest expense, net	1,635	—	—	1,635
Equity in losses of affiliates	5,169	—	—	5,169
Minority interest expense	138	—	56	194
Income tax benefit	(2,341)	—	(954)	(3,295)

Adjusted EBITDA	$9,773	$—	$(3,026)	$6,747

Results of Operations

The sluggish economy, the conflict in Iraq, fear of terrorist acts, health concerns for travelers, and delays and difficulties in travel due to heightened security measures at airports continue to have a major impact on our operating results. Because of the significant slowdown of the economy over the past three years, our managed hotels have generally experienced significant declines in occupancy and average rates charged. Weaker hotel performance has reduced our base and incentive management fees, and also has given rise to additional losses under minority investments we have made in connection with some of the hotels that we manage.

The overall weak economy and the conflict in Iraq have continued to negatively impact the demand for corporate relocations and long-term assignments, two primary drivers of our corporate housing operations. Geopolitical difficulties and traveler health concerns have significantly affected our European and Canadian operations. We expect those operations to continue to be impacted until business travel patterns are stabilized.

These events have had and are expected to continue to have an adverse impact on our financial performance. In response to this current operating environment, our plan is the following:

•	Earn base fees, incentive fees and fees from other services from our existing management contracts, as well as secure additional management contracts on quality properties. We will continue to work with the owners of our managed hotel properties to implement cost reduction and control measures to improve those properties’ operating results.

•	Increase the number of our investments in hotels, resorts and conference centers, through the creation of joint ventures and/or real estate funds, where we will invest alongside other real estate investors and manage the acquired properties. These investments will enable us to increase our equity in earnings from the profits of these investments, as well as provide revenues from management fees from the associated properties.

•	Improve our inventory management and control costs within our existing markets in our corporate housing segment, increase our focus on high growth markets such as New York, Washington, DC and Chicago and increase our sales effort in our primary national segments. We may also add additional markets in North America if the conditions are favorable. We will continue to expand the Licensed Global Partner Program in which we license the BridgeStreet name to various corporate housing providers throughout the U.S. We will reduce our inventory in areas in which demand is weak or declining, where the long-term leases have proved to be problematic in the past, as evidenced by the disposition of our Toronto operation in June 2004. Our goal going forward will be to shorten our lease length commitments where possible and look for more opportunities to convert higher risk apartment blocks into management arrangements.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

At December 31, 2003, we managed 295 properties with 65,250 guest rooms, compared to 393 properties with 83,053 guest rooms at December 31, 2002. Although the number of managed properties decreased, our total revenue for 2003 compared to 2002 has increased. The primary reason for this increase in revenue is due to the merger of MeriStar and Interstate in July of 2002, therefore only 5 months of revenue for the combined company is included in 2002, whereas 2003 includes a full year.

Hotels under management were reduced by a net of approximately 98 since December 31, 2002. Our Adjusted EBITDA has not been materially negatively impacted as most of the contracts which were not retained were significantly less advantageous to us economically than contracts which were retained or added. The majority of these terminated contracts were due to the properties sold by MeriStar Hospitality, the purchase of RFS by CNL, and the termination of the Winston contracts, all discussed above in Recent events-Terminated contracts. The remainder is the net of management contracts gained and terminated throughout the year by various owners.

Revenues

The following table shows the operating statistics for our managed hotels on a same store basis for the year ended December 31, (dollars not in thousands):

	2003	2002	Change
Revenue per available room	$64.43	$66.22	$(1.79)
Average daily rate	$97.75	$100.31	$(2.56)
Occupancy	65.9%	66.0%	(0.2%)

Our total revenue increased $422,931 to $1,020,351 for the year ended December 31, 2003 compared to $597,420 for the year ended December 31, 2002. Major components of this increase were:

•	Lodging revenues increased $488, or 16.8%, to $3,396 for the year ended December 31, 2003 from $2,908 for the year ended December 31, 2002. This increase is due to the 17.5% increase in revenue per available room for this hotel, resulting primarily from a 23.7% increase in occupancy over prior year.

•	Revenue from management fees increased $25,174, or 63%, from $39,888 for the year ended December 31, 2002 to $65,062 for year ended December 31, 2003. The primary reason for the increase is the increase in number of managed hotels during the year, resulting from the merger on July 31, 2002, and additional contracts acquired since the merger. This increase was partially offset by a decrease in management fee revenues resulting from the loss of certain contracts, including those sold by MeriStar Hospitality, RFS, and certain others. There is also a decrease in revenues at the managed hotels due to the decline in revenue per available room as shown above, primarily due to the continued weakness in the U.S. economy and the impact of the war on travel.

•	Corporate housing revenue was $102,773 for the year ended December 31, 2003, compared with $43,068 for the year ended December 31, 2002. Corporate housing revenue is included in our results of operations beginning August 1, 2002 as a result of the merger, therefore the 2002 period includes five months as compared with twelve months included in the 2003 period. Corporate housing revenue is fairly consistent when compared to the revenue for the twelve months of the prior year.

•	Other revenues decreased $1,983, or 11.5%, from $17,313 for the year ended December 31, 2002 to $15,330 for the year ended December 31, 2003. The majority of this decrease is due to a decrease in insurance income of $917 from our captive insurance company, and an overall decrease in the other fees mentioned above.

•	Reimbursable costs, which we record as revenue under EITF 01-14, increased by $339,547, or 68.7%, to $833,790 for the year ended December 31, 2003, from $494,243 for the year ended December 31, 2002. Substantially all of this increase is due to the increase in the number of employees and managed properties resulting from the merger in July of 2002.

Operating expenses by department

•	Total operating expenses by department increased $50,551 to $87,654 for the year ended December 31, 2003 compared to $37,103 for the year ended December 31, 2002. Substantially all of this increase is due to expenses incurred in our corporate housing division, which is included in our operations beginning August 1, 2002 as a result of the merger. Therefore the 2002 period includes five months as compared with twelve months included in the 2003 period. Corporate housing expenses are fairly consistent when compared to the expenses for the twelve months of the prior year.

Undistributed operating expenses

Undistributed operating expenses include the following items:

•	administrative and general;

•	depreciation and amortization;

•	merger and integration costs;

•	restructuring expenses;

•	tender offer costs; and

•	asset impairment and write offs.

Total undistributed operating expenses increased $10,567 or 11.9%, to $98,978 for the year ended December 31, 2003, compared to $88,411 for the year ended December 31, 2002. Factors primarily affecting the increase were:

•	Administrative and general expenses increased by $21,984, or 46.1%, from $47,655 for the year ended December 31, 2002 to $69,639 for the year ended December 31, 2003. The primary reason for this increase is the increase in expenses resulting from the merger on July 31, 2002.

•	Depreciation and amortization expense decreased by $729, or 5.2%, from $13,992 for the year ended December 31, 2002, to $13,263 for the year ended December 31, 2003. This decrease is primarily due to a large number of management contracts that were fully amortized during 2003 and the loss of certain management contracts during the year. This decrease was partially offset by the increase in purchases of property, plant and equipment during 2003, and the related increase in depreciation taken on those assets.

•	Merger and integration costs decreased $5,547 from $9,363 for the year ended December 31, 2002, to $3,816 for the year ended December 31, 2003. These costs include professional fees, travel, relocation costs and other transition costs. The majority of these costs were incurred following the merger, in the second half of 2002. We do not expect to have any further significant merger and integration costs in 2004 related to the 2002 merger between MeriStar and Interstate.

•	Restructuring expenses decreased $9,214, from $12,614 for the year ended December 31, 2002, to $3,400 for the year ended December 31, 2003. In 2002, restructuring expenses were incurred in connection with the merger of Interstate and MeriStar, and primarily consist of severance costs for personnel changes and non-cancelable lease costs associated with the merger. In 2003 the restructuring expenses relate to severance costs for certain former corporate personnel.

•	Tender offer costs were $0 for the year ended December 31, 2003 compared to $1,000 for the year ended December 31, 2002. These costs related to the commencement of a partial tender offer to purchase 2,465,322 shares of Interstate’s Class A common stock by Shaner Hotel Group Limited Partnership and Shaner’s unsolicited proposals to combine the operations of Interstate with Shaner prior to the commencement of the tender offer. These costs were incurred for legal and professional fees. The tender offer expired May 31, 2002.

•	Asset impairment and write offs increased $5,073, from $3,787 for the year ended December 31, 2002, to $8,860 for the year ended December 31, 2003. In the fourth quarter of 2002 we recorded an impairment charge of $2,704 to reduce the carrying value of our investment in FCH/IHC Hotels, L.P. and FCH/IHC Leasing, L.P. to its estimated fair value. Similarly, in the fourth quarter of 2003 we recorded an impairment charge of $4,476 on the same investment, representing the combined net book value of the investment and a note receivable, to reduce their total carrying value to zero. In 2003, write offs of management contracts were $4,072, compared to $1,083 in 2002. This increase is due to the increase in terminated management contracts, specifically related to the properties sold by MeriStar Hospitality and the termination of contracts by Winston, both in 2003 (see Recent events-Termination of Management contracts above for more detail). These accounted for write offs of $3,266, and $587, respectively. We also wrote off an additional $219 related to other terminated contracts during 2003. Also in 2003 is a charge of $312, representing the write off of leasehold improvements relating to our former corporate office in Washington, DC, before relocating in July of 2003 to Arlington, Virginia. We periodically evaluate the carrying value of our investments and goodwill. The future carrying value is, dependent upon operating results of our operating segments and/or the underlying real estate investments. Should the current weak market conditions in the hospitality and lodging industry continue to cause poor operating results of the underlying investments, additional losses may occur in the future and result in our inability to recover the carrying value of these assets.

•	Reimbursable costs, which we record as revenue under EITF 01-14, increased by $339,547, or 68.7%, to $833,790 for the year ended December 31, 2003, from $494,243 for the year ended December 31, 2002. Substantially all of this increase is due to the increase in the number of employees and managed properties resulting from the merger in July of 2002.

Income (loss) from discontinued operations

Loss from discontinued operations increased $2,561, to $(2,416) for the year ended December 31, 2003, from $145 for the year ended December 31, 2002. Discontinued operations reflect the disposal of the Toronto operation of our corporate housing division, which we disposed of in June of 2004. This disposal has been reflected in the applicable periods presented in our historical statements of operations. This increase in loss is attributable to lower occupancy with a fixed cost structure due to long-term lease commitments, contributing to lower profit margins.

Net income (loss) available to common shareholders

Net income (loss) available to common shareholders increased $34,326 to $(4,451) for the year ended December 31, 2003, from $(38,777) for the year ended December 31, 2002. This increase is due to improvements in our operations as discussed above, as well as the following:

•	Net interest expense increased $4,508, or 80.6%, to $10,100 for the year ended December 31, 2003, from $5,592 for the year ended December 31, 2002. This increase is primarily due to the increase in outstanding debt following the merger, the increase in amortization of deferred financing fees associated with the merger and the debt refinancing in January 2003. In addition, during the fourth quarter of 2003, in connection with the repayment of a portion of our term loan, we wrote off approximately $750 of unamortized deferred financing costs associated with the term loan. This amount and the amortization of deferred financing fees is included in interest expense on our statement of operations.

•	Equity in losses of affiliates decreased $791, or 32.8%, to $1,618 for the year ended December 31, 2003, from $2,409 for the year ended December 31, 2002. These losses consist of our proportionate share of the losses incurred through our non-controlling equity investments in various hotels. In 2002, we recorded approximately $1,837 of equity losses associated with our FelCor Lodging Trust joint venture, whereas in 2003 we recorded approximately $470 in losses. Losses were incurred by the hotels owned by our equity investee’s due to the weakness in the U.S. economy during 2002 and the continued weakness into 2003, followed by the impact of the war in 2003. Future adverse changes in the hospitality industry market conditions or poor operating results of the underlying investments could result in future losses or an inability to recover the carrying value of these investments.

•	Conversion incentive payment — convertible notes was a one-time payment to our principal investor group of $7,307 in 2002, made in connection with the merger of MeriStar and Interstate on July 31, 2002. There were no similar payments made in 2003.

•	Gain on refinancing was $13,629 for the year ended December 31, 2003, compared to $0 for the same period 2002. At December 31, 2002, we had $56,069 of long-term debt under a term loan due to MeriStar Hospitality, which was due to mature on July 31, 2007. MeriStar Hospitality, seeking additional liquidity, approached us in late 2002 regarding a negotiated discounted repayment of the MeriStar Hospitality term loan. The repayment of $42,056 was completed in January 2003. We financed part of the repayment with the proceeds from a $40,000 subordinated term loan and realized a gain of $13,629.

•	Income tax expense increased by $4,811 to $3,678 for the year ended December 31, 2003, from a benefit of $1,133 for the year ended December 31, 2002. In 2003, we recorded an adjustment to our foreign tax provision related to acquired businesses, we experienced foreign losses for which we expect to receive no benefit, we incurred nondeductible expenses incurred as a result of the merger between MeriStar and Interstate in July 2002 and we recorded a valuation allowance related to tax credits.

Adjusted EBITDA

Adjusted EBITDA increased $21,537 to $13,192 for the year ended December 31, 2003, from $(8,345) for the year ended December 31, 2002. This increase is due to the following:

•	Income from hotel management increased $7,171, to $4,471 for the year ended December 31, 2003, from $(2,700) for the year ended December 31, 2002. Hotel management’s Adjusted EBITDA increased $10,644 to $28,718 for the year ended December 31, 2003, from $18,074 for the year ended December 31, 2002. The primary reason for the increase is the additional management contracts acquired in connection with the merger of MeriStar and Interstate in July of 2002, and the expense reductions from synergies resulting from the merger.

•	Loss from corporate housing increased $5,636, to $7,289 for the year ended December 31, 2003, from $1,653 for the same period 2002. Corporate housing’s Adjusted EBITDA decreased $2,785, to $(3,523) for the year ended December 31, 2003, from $(738) for the same period 2002. Corporate housing operations are included in the results of operations beginning on August 1, 2002, after the merger between Interstate and MeriStar on July 31, 2002. Excluding the effect of the merger, this decrease is a direct result of a sluggish US economy and the effect of the war on general foreign business travel.

•	Loss from other activities decreased $30,185, to $1,633 for the year ended December 31, 2003, from $31,818 for the year ended December 31, 2002. Adjusted EBITDA from other activities increased by $13,678, to $(12,003) for the year ended December 31, 2003, from $(25,681) for the year ended December 31, 2002. In 2002, we incurred $9,214 more restructuring expenses than in 2003, and $5,547 more merger and integration costs, both due to the merger. Also in 2002 was $1,000 of tender offer costs as discussed above. These are offset by an increase in asset impairment and write-offs of $2,084 in 2003 as discussed above.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Revenues

The following table shows the operating statistics for our managed hotels on a same store basis for the year ended December 31:

	2002	2001	Change
Revenue per available room	$63.89	$68.10	$(4.21)
Average daily rate	$98.04	$103.43	$(5.39)
Occupancy	65.2%	65.8%	1.0%

Prior to the merger on July 31, 2002, Interstate Hotels managed 141 hotels with 29,752 rooms. Subsequent to the merger, on December 31, 2002 we managed 393 properties with 83,053 rooms.

Our total revenue increased $278,594 to $597,420 for the year ended December 31, 2002 compared to $318,826 in 2001. Major components of this increase were:

•	Lodging revenues decreased $1,518, from $4,426 for the year ended December 31, 2001 to $2,908 for the year ended December 31, 2002. Of the decrease, $597 relates to the Pittsburgh Airport Residence Inn by Marriott, as a result of the decrease in revenue per available room in this property for the periods presented, primarily due to the slowdown of the economy and the hospitality industry. The remaining $921 relates to the leased hotel, which is no longer under lease in 2002 as compared to the 2001.

•	Revenue from management fees increased $15,363, from $24,525 for the year ended December 31, 2001 to $39,888 for the year ended December 31, 2002. An increase of $16,368 was due to the increase in number of managed hotels resulting from the merger between MeriStar and Interstate on July 31, 2002. This is offset by a decrease in revenue per available room as a result of the decrease in the average daily rate as noted above, which resulted in a decrease in management fee revenue of approximately $1,005.

•	Corporate housing revenue was $43,068 for the year ended December 31, 2002, compared to $0 in the same period of the previous year. Corporate housing revenue is included in the results of operations beginning August 1, 2002 as a result of the merger between MeriStar and Interstate on July 31, 2002.

•	Other revenues increased $2,239 from $15,074 for the year ended December 31, 2001 to $17,313 for the year ended December 31, 2002. The majority of this increase, $1,455, is due to the merger of MeriStar and Interstate on July 31, 2002. The remainder is partially due to an increase in insurance revenues from Northridge Insurance of approximately $1,547, offset by a decrease in the other revenues mentioned above.

•	Reimbursable costs increased by $219,442 to $494,243 for the year ended December 31, 2002 from $274,801 for the year ended December 31, 2001. Substantially all of this increase is due to the increase in the number of employees at our managed properties resulting from the merger of MeriStar and Interstate.

Operating expenses by department

Total operating expenses by department increased $34,456 to $37,103 for the year ended December 31, 2002 compared to $2,647 for the year ended December 31, 2001. One reason for this increase is that corporate housing expenses are included in our statement of operations starting August 1, 2002 after the merger between MeriStar and Interstate on July 31, 2002. Corporate housing expenses were $34,964 for the year ended December 31, 2002. This was offset by decreased lodging expenses from the Pittsburgh Airport Residence Inn by Marriott. Lodging expenses consist of rooms, food and beverage, other department expenses and property operating costs from this property. These expenses decreased $508, from $2,647 for the year ended December 31, 2001 to $2,139 for the year ended December 31, 2002. This decrease is a direct result of the decrease in revenue from this hotel as described above.

Undistributed operating expenses

Undistributed operating expenses for the fiscal 2002 period include the following items:

•	administrative and general;

•	lease expense;

•	depreciation and amortization;

•	merger and integration costs;

•	restructuring expenses;

•	tender offer costs; and

•	asset impairments and write offs.

Total undistributed operating expenses increased $43,386 to $88,411 for the year ended December 31, 2002 compared to $45,025 for the year ended December 31, 2001. Factors primarily affecting the increase were:

•	Administrative and general expenses increased by $16,532 from $31,123 for the year ended December 31, 2001 to $47,655 for the year ended December 31, 2002. An increase of approximately $22,966 is attributable to the increase in expenses resulting from our merger With Interstate on July 31, 2002. This is offset by a decrease of $5,923 attributable to cost reductions achieved from synergies following the merger.

•	Lease expense was $482 for the year ended December 31, 2001. This is a result of our lease contracts being converted to management contracts during 2001, therefore there is no similar expense in 2002.

•	Depreciation and amortization expense increased by $3,598 from $10,394 for the year ended December 31, 2001 to $13,992 for the year ended December 31, 2002. This increase is primarily due to the acquisition of certain depreciable and amortizable fixed assets, as well as intangible assets in conjunction with the merger on July 31, 2002. These assets included management contracts, franchise fees and deferred financing fees.

•	Merger costs were $9,363 for the year ended December 31, 2002. Merger costs consist of the write off of $2,465 of deferred financing fees related to the repayment and retirement of the Lehman senior credit facility and the repayment of the limited recourse mortgage note. Also included in merger costs is a $1,866 charge for the forgiveness of certain employee and officer notes receivable, and a $1,000 charge relating to the accelerated vesting of preferred stock. The remaining $4,032 were integration costs incurred in connection with the merger.

•	Restructuring costs were $12,614 for the year ended December 31, 2002. Restructuring costs consist of $10,470 of severance costs to be paid to employees whose positions are being relocated or eliminated as a result of the merger, and $2,144 of restructuring costs, which are non-cancelable lease costs in certain offices that we closed as a result of the merger.

•	Tender offer costs of $1,000 represent costs related to the commencement of a partial tender offer to purchase 2,465,322 shares of Interstate’s Class A Common Stock by Shaner Hotel Group Limited Partnership and Shaner’s unsolicited proposals to combine the operations of Interstate with Shaner prior to the commencement of the tender offer. These costs were incurred for legal and professional fees. The tender offer expired May 31, 2002.

•	Asset impairment and write-offs increased $761 from $3,026 for the year ended December 31, 2001 to $3,787 for the year ended December 31, 2002. In 2001, we recorded a loss on impairment of equity investment in hotel real estate in the amount of $3,026. This loss related to our 20% non-controlling interest in a partnership that owns the Renaissance Worldgate Hotel in Kissimmee, Florida. The loss represented our portion of the estimated impairment of the future profitability of this hotel. In the fourth quarter of 2002, we recorded a $2,704 impairment charge to reduce the carrying value of our investment in FCH/IHC Hotels, L.P. and FCH/IHC Leasing, L.P. to its estimated fair value. Also in 2002, we wrote off $1,083 representing intangible assets associated with terminated management contracts.

Income (loss) from discontinued operations

Income from discontinued operations was $145 for the year ended December 31, 2002, with no similar amounts in 2001. Discontinued operations reflect the Toronto operation of our corporate housing division, which we disposed of in June of 2004. This disposal has been reflected in the applicable periods presented in our historical statements of operations. Corporate housing operations are included in the results of operations beginning on August 1, 2002, after the merger between Interstate and MeriStar on July 31, 2002.

Net loss available to common shareholders

Net loss available to common shareholders increased $30,731 to $(38,777) for the year ended December 31, 2002 from $(8,046) for the year ended December 31, 2001. This is due to the decrease of $15,093 of Adjusted EBITDA and the increase of $3,598 in depreciation and amortization expense as discussed above. The following contributed to the remainder of the increase:

•	Net interest expense increased $3,958 to $5,593 for the year ended December 31, 2002 from $1,635 for the year ended December 31, 2001 due to the increase in outstanding debt following the merger.

•	Conversion incentive payment — convertible notes was a one-time payment to our principal investor group of $7,307 in 2002, made in connection with the merger of MeriStar and Interstate on July 31, 2002. There were no similar payments made in 2001.

•	Income tax benefit decreased by $2,162 to $1,133 for the year ended December 31, 2002 from $3,295 for the year ended December 31, 2001. In 2002, we recorded $1,727 of income tax expense as a valuation allowance on certain deferred tax assets that are not anticipated to be realized in future periods.

These are offset by:

•	Equity in losses of affiliates decreased $2,760 to $2,409 for the year ended December 31, 2002 from $5,169 for the same period in 2001. These losses consist of our proportionate share of the losses incurred through our non-controlling equity investments in various hotels. During 2001 and 2002, these losses were incurred by the hotels due to the weakness in the U.S. economy and significant declines in occupancy. Future adverse changes in the hospitality and lodging industry market conditions or poor operating results of the underlying investments could result in future losses or an inability to recover the carrying value of these investments. During 2001, we reduced to zero the carrying value of our remaining 10% non-controlling equity interest in Interconn Ponte Verde Company, L.L.C. after recording our proportionate share of the losses incurred by that entity. This contributed to the decrease in losses from 2001 to 2002. This was partially offset by an increase in losses recognized for our proportionate share of our 49.5% investment in the joint ventures with FelCor Lodging Trust during 2002.

Adjusted EBITDA

Adjusted EBITDA, decreased $15,092 to $(8,345) for the year ended December 31, 2002, from $6,747 for the year ended December 31, 2001. Components of this decrease were:

•	Loss from hotel management decreased $2,522, to $2,700 for the year ended December 31, 2002, from $5,222 for the year ended December 31, 2001. Hotel management’s Adjusted EBITDA increased $8,301 to $18,074 for the year ended December 31, 2002, from $9,773 for the year ended December 31, 2001. The primary reason for this is the increase in operations subsequent to our merger with Interstate on July 31, 2002.

•	Loss from corporate housing was $1,653 and Adjusted EBITDA was $(738) in the year ended December 31, 2002. Corporate housing operations are included in the results of operations beginning on August 1, 2002 after the merger between MeriStar and Interstate on July 31, 2002.

•	Loss from other activities increased $29,690, to $31,818 for the year ended December 31, 2002, from $2,128 for the year ended December 31, 2001. Adjusted EBITDA from other activities decreased by $22,655, to $(25,681) for the year ended December 31, 2002, from $(3,026) for the year ended December 31, 2001. This is due to merger and integration costs, restructuring costs, and tender offer costs discussed above, which were not present in 2001.

Liquidity and Capital Resources

Working Capital — We had $7,450 of cash and cash equivalent assets at December 31, 2003 compared to $7,054 at December 31, 2002, and working capital deficit (current assets less current liabilities) of $8,349 at December 31, 2003 compared to $13,015 at December 31, 2002. This improvement in working capital of $5,324 resulted primarily from the decrease in net loss.

Operating Activities — Net cash provided by operating activities was $5,340 for the year ended December 31, 2003 compared to net cash used in operating activities of $17,513 during the year ended December 31, 2002. The increase in cash resulted primarily from our increased profitability in 2003, changes in the accounts payable and accrued liabilities balances, and a one time payment of $7,307 in 2002 to induce conversion of our convertible notes by our principal investor group. We billed the hotels for insurance which we paid on their behalf in the fourth quarter of 2003, causing our accounts receivable to show an increase at December 31, 2003.

Net cash used in operating activities was $17,513 during the year ended December 31, 2002 compared to $1,411 during the year ended December 31, 2001. The increase resulted primarily from changes in accounts payable, and a payment of $7,307 in 2002 to induce conversion of our convertible notes by our principal investor group, partially offset by an increase in operating income (adjusted for non-cash items).

If the weakness in the economy continues to negatively impact the financial results of our managed hotels and corporate housing operations, our management fee and corporate housing revenues could decrease, and we may incur additional losses from our minority investments. These events and factors could negatively impact our cash flows from operating activities and net income or loss.

We are required to distribute 1.6627% of cash flows from the operations of Interstate Hotels, LLC, one of our operating subsidiaries, to Wyndham International, Inc., based on Wyndham’s common interest in that entity. The net distribution payable to Wyndham at December 31, 2003 and 2002 was approximately $433 and $275, respectively.

Investing Activities — Net cash used in investing activities was $14,992 for the year ended December 31, 2003 compared to net cash used in investing activities of $5,023 for the year ended December 31, 2002. Major components of this increase in use of cash are:

•	purchases of property, plant and equipment of $8,696 in 2003 compared to $1,193 in 2002. This increase is primarily a result of the relocation of our corporate offices from Washington, D.C. to Arlington, VA in July of 2003, and the associated costs of moving into the new office space, such as purchasing new furniture and fixtures.

•	purchases of intangible assets of $1,686 in 2003 compared to $620 in 2002. This increase relates to our efforts in obtaining new management contracts during 2003 and the associated costs. The majority of these costs in 2003 are associated with contracts that are still in the process of being negotiated.

•	net cash invested in hotel real estate of $2,167 in 2003 compared to $1,360 in 2002, which includes a joint venture we entered into in 2003, and contributions to one of our real estate properties for capital expansion projects in 2003.

•	the change in restricted cash, to $3,250 in 2003 from $1,366 in 2002. Our captive insurance company has restricted cash, which is determined based on statutory requirements and is directly related to premiums written during the year. The premiums written in 2003 were 25% higher than 2002. We also have restricted cash at our purchasing subsidiary, which represents cash that our owners have advanced to us for capital projects. At December 31, 2003, we had more working capital from our owners than we did at December 31, 2002.

•	cash acquired in the merger transaction of $1,766 in 2002.

We formerly participated in the ownership of the Renaissance Worldgate Hotel in Kissimmee, Florida. The majority owners and the principal lender for the hotel are affiliated with our principal investor group. In conjunction with a restructuring of the ownership and financing of this property in 2002, the hotel owner issued a promissory note of $282 to us. The note bore interest at nine percent per annum and was payable in equal quarterly installments beginning January 1, 2003. The hotel owner did not pay any of the installments when due in 2003, and in the fourth quarter we wrote off the full amount of the note receivable against our allowance for doubtful accounts. Additionally, as part of the settlement, the hotel owner agreed to pay their outstanding accounts receivable balance of approximately $1,000 as of December 31, 2003. This balance represents management fees and amounts for certain unpaid reimbursable costs under our management contract for the hotel. As of August 2003, we no longer manage this hotel.

Net cash used in investing activities was $5,023 during the year ended December 31, 2002 compared to net cash used in investing activities of $1,066 during the year ended December 31, 2001. During 2001, we invested $10,636 in hotel real estate, including the FCH/IHC Hotels, L.P. joint venture and the CNL IHC Partners, L.P. joint venture, offset by cash received from advances to affiliates of $8,517. In 2002, we paid merger-related acquisition costs of approximately $3,486, purchased $1,193 of property and equipment, and invested $1,360 in hotel real estate. Also in 2002, we acquired $1,766 of cash associated with the merger transaction.

We periodically make equity investments in entities that own certain hotel properties we manage. We evaluate these investment opportunities based on financial and strategic factors such as the estimated potential value of the underlying hotel properties and the management fee revenues we can obtain from the investment.

Financing Activities — Net cash provided by financing activities was $8,946 for the year ended December 31, 2003 compared to net cash used in financing activities of $9,622 for the year ended December 31, 2002. This increase in cash was due primarily to proceeds received from a public equity offering of our common stock in November 2003, of $45,276, net of the underwriting discount, offset by approximately $1,148 of other expenses we incurred relating to that equity offering. Also offsetting the increase in cash was net proceeds and repayments on long-term debt was a net repayment of $33,900 in 2003, as opposed to a net repayment of $7,811 in 2002.

Net cash used in financing activities was $9,622 during the year ended December 31, 2002 compared to $9,810 during the year ended December 31, 2001. This increased use of cash was due primarily to the following occurring in 2002:

•	$1,943 paid to induce conversion of the Series B preferred stock.

•	$4,432 of repayments of long-term debt to Wyndham.

•	$6,575 of repayments on a limited recourse mortgage note.

These amounts above are partially offset by net borrowings and repayments of approximately $3,196 of long-term debt during 2002.

Senior Credit Agreement — Effective July 31, 2002, in connection with the closing with the merger between MeriStar and Interstate, we entered into a $113,000 senior credit agreement with a group of banks. The senior credit agreement consists of a $65,000 term loan due on July 28, 2005 and a $48,000 revolving credit facility due on July 28, 2005, with a one-year extension at our option. The interest rate on the senior credit agreement is the 30-day London Interbank Offered Rate, or LIBOR, plus 3.00% to 4.50%, depending upon the results of certain financial tests. The senior credit facility contains covenants, including maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions. At December 31, 2003, we were in compliance with these covenants. At December 31, 2003, borrowings under the senior credit agreement bore interest at a rate of 6.11% per annum, which is the 30-day LIBOR plus 4.0%. During the fourth quarter of 2003, using the proceeds from our public equity offering, we repaid $45,276 of the term loan. We are currently in the process of negotiating for the refinancing this facility which we expect to complete during the second quarter of 2004.

We incurred $4,308 and $1,966 of interest expense on the senior credit agreement for the years ended December 31, 2003 and 2002, respectively. As of March 8, 2004, the total availability under our senior credit agreement was $14,000.

MeriStar Hospitality Term Loan — MeriStar Hospitality, seeking additional liquidity, approached us in late 2002 regarding a negotiated discounted repayment of the MeriStar Hospitality term loan. The repayment of $42,052 was completed in January 2003. We financed the repayment with proceeds from a $40,000 subordinated term loan and cash on hand and realized a gain of $13,629.

Subordinated Term Loan — In January 2003, we entered into a $40,000 subordinated term loan that carries a variable interest rate based on the 30-day LIBOR plus a spread of 8.50%. The subordinated term loan matures on January 31, 2006, but if the revolving portion of our senior credit facility is extended for an additional year, which it may be at our option, the maturity of the subordinated term loan will also be automatically extended by one year to January 31, 2007. This term loan is subordinated to borrowings under our senior credit agreement and contains certain covenants, including maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions. At December 31, 2003, we were in compliance with these covenants. At December 31, 2003, borrowings under the subordinated term loan bore interest at a rate of 9.63% per annum. We incurred $3,855 of interest expense on the subordinated term loan for the year ended December 31, 2003.

Promissory Note — In March 2001, we entered into a non-recourse promissory note in the amount of $4,170 with FelCor to fund the acquisition of a 50% non-controlling equity interest in two partnerships that own eight mid-scale hotels. Interest on the note is payable monthly at the rate of 12% per annum and the outstanding principal balance is due and payable on December 31, 2010. For the years ended December 31, 2003 and 2002, we incurred $482 and $500, respectively, of interest expense on the promissory note.

In 2003, we made unscheduled principal payments totaling $447 on the promissory note. As of December 31, 2003, the remaining balance on the promissory note is $3,723. In connection with one of the payments, our ownership interest in the partnership was reduced from 50% to 49.5% as FelCor made an additional contribution to the partnership at that time. We currently do not expect to make further principal payments on this non-recourse note.

Public equity offering — On November 26, 2003, in a public equity offering, we offered 8,500,000 shares of our common stock, par value $0.01 per share, at a price of $5.25 per share. An additional 500,000 shares of common stock were offered by our principal investor group. On December 16, 2003, the underwriters exercised their over-allotment option for an additional 601,900 shares.

Our total proceeds from this equity offering, net of the underwriting discount but prior to deducting other expenses, amounted to approximately $45,276. We did not receive any proceeds from the sale of shares by the principal investor group. The total proceeds were used to repay indebtedness under our senior credit facility.

Liquidity — We believe that cash generated by our operations, together with borrowing capacity under our senior credit agreement, will be sufficient to fund our requirements for working capital, required capital expenditures and debt service for the next twelve months. We expect to continue to seek acquisitions of hotel management businesses and management contracts, and joint venture opportunities where we can participate in the ownership of hotels we manage. We expect to finance future acquisitions through a combination of additional borrowings under our credit facility and the issuance of equity instruments, including common stock or operating partnership units, or additional/replacement debt, if market conditions permit. We believe these sources of capital will be sufficient to provide for our long-term capital needs.

Contractual Obligations and Maturities of Indebtedness

The following table summarizes our contractual obligations at December 31, 2003 and the effect that those obligations are expected to have on our liquidity and cash flows in future periods:

	Payment terms
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Senior credit facility	$42,599	$1,625	$40,974	$—	$—
Non-recourse promissory note	3,723	—	—	—	3,723
Subordinated term-loan	40,000	—	40,000	—	—
Non-cancelable leases	76,815	22,318	22,051	9,947	22,500
Redeemable operating partnership units	1,310	1,310	—	—	—
Wyndham interest	866	866	—	—	—

Total	$165,313	$26,119	$103,025	$9,947	$26,223

Long-Term Debt: For principal repayment and debt service obligations with respect to our long-term debt, see Note 7 to our consolidated financial statements.

Lease Commitments: We lease apartments for our Corporate Housing division and office space for our corporate offices. The leases run through 2014 and are included in the table above. In connection with the disposal of our Toronto operation, we were relieved of approximately $14,093 in non-cancelable lease obligations.

Management Agreement Commitments: Under the provisions of management agreements with certain hotel owners, we have outstanding commitments to provide an aggregate of $3,190 to these hotel owners in the form of investments or loans, if requested. The loans may be forgiven or repaid based upon the specific terms of each management agreement. The timing of future investments or working capital loans to hotel owners is currently unknown as it is at the hotel owner’s discretion.

Equity Investment Funding: In connection with our equity investments in hotel real estate, we are partners or members of various unconsolidated partnerships or limited liability companies. The terms of such partnership or limited liability company agreements provide that we contribute capital as specified. The timing and amount of such contributions of capital, if any, is currently unknown and is therefore not reflected in the chart set forth above. We have non-controlling equity interests in nine hotel real estate limited partnerships and limited liability companies. We do not guarantee the debt or other obligations of any of these investments.

Wyndham interest: Wyndham International, Inc., (“Wyndham”) holds a 1.6627% non-controlling economic interest in one of our operating subsidiaries. In conjunction with the MeriStar-Interstate merger, we accelerated the timing of Wyndham’s right to require us to redeem this interest. Effective July 20, 2002, Wyndham has the right to require us to redeem this interest. The estimated value of this interest at December 31, 2003 is $433 and is included in accounts payable-related parties on our consolidated balance sheet.

Redeemable Operating Partnership Units: After April 1, 2004, the holders of preferred units of our subsidiary operating partnership may require the partnership to redeem these units for cash at a price of $16.70 per unit or, at the holder’s option, shares of our common stock having equivalent aggregate value. As of December 31, 2003, other limited partners owned 78,431 preferred units. Accordingly, we could be required to fund redemptions of $1,310 in cash or stock, the value of the preferred units. This amount is included in minority interest on our consolidated balance sheet.